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                                                                    EXHIBIT 99.1



CONTACT:  Kenneth C. Budde                             FOR IMMEDIATE RELEASE
          Stewart Enterprises, Inc.
          110 Veterans Memorial Boulevard
          Metairie, Louisiana 70005
          504/837-5880

                  STEWART ENTERPRISES ANNOUNCES REFINANCING OF
                      REMARKETABLE OR REDEEMABLE SECURITIES

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METAIRIE, LA, May 1, 2003 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI)
announced today that it has successfully redeemed its $99.9 million outstanding Remarketable Or Redeemable Securities ("ROARS"). When Banc of America Securities, the remarketing dealer, elected to remarket the ROARS on May 1, 2003, the Company exercised its right to redeem the ROARS rather than allow them to be remarketed. In connection with the redemption of the ROARS, the Company secured $50 million of additional term loan B and amended its loan covenants governing its revolving credit and its term loan B credit. The amendments relax certain financial ratio requirements and allow further flexibility with regard to higher spending limits on acquisitions and the repurchase of Company stock.

The Company will pay the remarketing dealer $12.7 million, the contractually specified value of the remarketing right (the "Calculation Amount"), which is based on the 10-year Treasury rate of 3.894 percent. Net of the $1.5 million unamortized portion of the option premium paid to the Company by Banc of America at the time of issuance for the right to remarket the ROARS, the Company will record the charge of $11.2 million ($7.3 million after tax, or $0.07 per share), in the third quarter.

The Company will pay the Calculation Amount on May 2, 2003 using cash on hand. Although the Company has sufficient availability under its $175 million revolving credit facility to fund the ROARS redemption and associated costs, it elected to refinance the ROARS in part with the additional term loan B debt in order to diversify its funding sources and enhance its liquidity after the refinancing. After paying the Calculation Amount and refinancing fees, the Company's remaining cash and marketable securities will be approximately $16 million, total debt will be $543 million and the amount available under the revolving credit facility will be approximately $70 million. The Company expects to continue the successful execution of its strategy to reduce debt to $500 million over the next year.

Statements made herein that are not historical facts are forward-looking statements. The Company's actual results could differ materially from those expressed in its forward-looking statements due to several important factors, including the following: the economy, death rate, competition and consumer preferences in the Company's markets;
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the Company's ability to increase prices, retain market share, and meet preneed sales targets; financial market conditions, including stock and bond prices and interest rates; the Company's success with its internal growth strategies, operating initiatives, and cash flow initiatives; the effects and timing of realization of tax benefits from asset sales; the effect of unanticipated legal proceedings and unanticipated outcomes of legal proceedings; and changes in accounting policies and practices adopted voluntarily or required to be adopted by generally accepted accounting principles. Such factors, and others, are more fully described in Part II, Item 5 of the Company's Form 10-Q for the quarter ended January 31, 2003. The Company assumes no obligation to update information contained herein.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 301 funeral homes and 149 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis. The Company's funeral homes offer a wide range of services and products including funeral services, cremation, transportation services, removal and preparation of remains, caskets and flowers. Its cemetery operations sell cemetery property, merchandise and services. Cemetery property includes lots, lawn crypts, and family and community mausoleums. Cemetery merchandise includes vaults, monuments and markers. Cemetery services include burial site openings and closings and inscriptions.



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